Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 1, 2009 between SILICON VALLEY BANK, a California banking corporation (“Bank”), and VIRAGE LOGIC CORPORATION, a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the Availability Amount. The aggregate amount available to be used for the issuance of Letters of Credit may not exceed the Availability Amount. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 103% of the face amount of all such Letters of Credit plus all interest, fees and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate to the extent Bank in its good faith judgment determines such fluctuations will not be covered by the existing Letter of Credit Reserve. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to the lesser of (i) Five Million Dollars ($5,000,000) and (ii) the Availability Amount (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to the FX Reserve. Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 Cash Management Services Sublimit. Borrower may use up to the Availability Amount for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”) to the extent obligations are owing to Bank for such Cash Management Services. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Term Loan.

(a) Availability. If requested by Borrower, Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount on or after the Effective Date but no later than March 31, 2010, subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. Borrower shall repay the Term Loan in (i) thirty-six equal monthly installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”). Each Term Loan Payment shall be payable on the Interest Payment Date, starting with the first month following the Funding Date occurs. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

2.1.6 General Provisions Relating to the Credit Extensions. Each Credit Extension shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Credit Extension or a LIBOR Credit Extension; provided, that in no event shall Borrower maintain at any time LIBOR Credit Extensions having more than five (5) different Interest Periods. Borrower shall pay interest accrued on the Credit Extensions at the rates and in the manner set forth in Section 2.3(b).

2.2 Overadvances. If, at any time, the Availability Amount is less than Zero Dollars ($0), Borrower shall immediately pay to Bank in cash an amount sufficient to cause the Availability Amount to be not less than Zero Dollars ($0).

2.3 Payment of Interest on the Credit Extensions.

(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Interest; Payment.

(i) Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations and at the written option of Bank, the effective amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus the applicable Prime Rate Margin plus two percent (2%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(ii) The Term Loan shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for the Prime Rate Term Loan, the Prime Rate plus the applicable Prime Rate Margin and (ii) for the LIBOR Term Loan, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to the LIBOR Term Loan outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations and at the written option of Bank, the effective amount of the LIBOR Term Loan shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus the applicable Prime Rate Margin plus two percent (2%). Pursuant to the terms hereof, interest on the Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of the Term Loan pursuant to this Agreement for the portion of the Term Loan so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Term Loan shall be due and payable on the Term Loan Maturity Date.

(c) Default Rate. Except as otherwise provided in Section 2.3(b), upon the occurrence and during the continuance of an Event of Default and at the written option of Bank, Obligations shall bear interest at a rate two percent (2%) above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Prime Rate Credit Extensions. Each change in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(e) LIBOR Credit Extensions. The interest rate applicable to each LIBOR Credit Extensions shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Credit Extensions, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Credit Extensions.

(f) Debit of Accounts. After the occurrence and during the continuance of an Event of Default, Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(g) Payments. Unless otherwise provided, interest is payable monthly on the Interest Payment Dates. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee equal to $150,000 on the Effective Date;

(b) Letter of Credit Fee. A fee equal to 1.25% per annum of the face amount of each Letter of Credit on the issuance date and each anniversary thereof;

(c) INTENTIONALLY BLANK

(d) Unused Facility Fee. A fee (the “Unused Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portions of the Revolving Line and the Term Loan (without duplication), as determined by Bank. The unused portion of the Obligations, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided and the FX Reserve. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

(e) Early Termination. This Agreement may be terminated thereafter prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately; and

(f) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (which shall include Borrower’s good faith deposit of $25,000 with Bank on or prior to the Effective Date).

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which it is a party;

(b) duly executed original signatures to the Control Agreement[s];

(c) except as set forth in Section 3.4 below, its Operating Documents and a good standing certificate of Borrower and each of the Guarantors certified by the applicable authority in its jurisdiction of organization;

(d) except as set forth in Section 3.4 below, duly executed original signatures to the completed Borrowing Resolutions for Borrower and each of the Guarantors;

(e) except as set forth in Section 3.4 below, the Foreign Security Documents (if deemed reasonably necessary by Bank) with respect to any material Collateral located outside the United States and the pledged equity interest of any Foreign Subsidiary which is a Significant Subsidiary;

(f)(i) a payoff/termination letter and any filings and documents in connection therewith in form and substance satisfactory to Bank from Horizon Technology Funding Company, LLC and (ii) Bank is satisfied in its sole discretion that the assets acquired pursuant to the Platinum Acquisition will be acquired free and clear of any Lien securing Indebtedness owed by NXP, B.V. to Morgan Stanley Senior Funding, Inc.;

(g) evidence that (i) the Liens securing Indebtedness owed by each Credit Party to Horizon Technology Funding Company, LLC will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(h) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i) except as set forth in Section 3.4 below, the Perfection Certificate(s) executed by Borrower and Guarantor;

(j) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(k) the duly executed original signatures to the Guaranty, except as set forth in Section 3.4 below, together with the completed Borrowing Resolutions for Guarantor;

(l) except as set forth in Section 3.4 below, the insurance policies and/or endorsements required pursuant to Section 6.5 hereof, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(m) the executed Technology Services Agreement related to the Platinum Acquisition in form and substance satisfactory to Bank, which shall include a $60 million guaranteed services contract;

(n) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof;

(o) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and businesses of Borrower and its Subsidiaries (include financial assessment, operational review and legal review) in scope and with results satisfactory to Bank in its sole and absolute discretion (on a pro forma basis after taking into effect the Platinum Acquisition and the Atlas Acquisition);

(p) no material adverse effect in or material disruption of conditions in the financial, banking or capital markets generally shall have occurred;

(q) receipt, review and acceptance by Bank of (i) unqualified, audited financial statements for Borrower’s fiscal years ending December 31, 2007 and 2008 and (ii) Borrower completed quarterly financial statements for the fiscal quarters ending March 31, 2009 and June 30, 2009;

(r) review of full transaction sources and uses;

(s) receipt, review and acceptance by Bank of Borrower’s pro-forma consolidated and consolidating balance sheet and statement of income– inclusive of the Platinum Acquisition and the Atlas Acquisition;

(t) receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby;

(u) satisfaction of all of the items set forth in Section 3.4; and

(v) an executed copy of the Technology Services Agreement from NXP.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of an executed Notice of Borrowing;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) with respect to the Term Loan, Bank shall have received the Platinum Purchase Documentation and the Atlas Offer Documentation, each in form and substance reasonably satisfactory to Bank; and

(d) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4 Post-Closing Conditions.

(a) Within 30 days after the Effective Date, Bank shall have received, in form and substance satisfactory to Bank, (i) the insurance certificates with respect to the Domestic Subsidiaries acquired in connection with the Atlas Acquisition and Platinum Acquisition, (ii) perfecting Bank’s security interest with respect to the assets of the Domestic Subsidiaries acquired in connection with the Atlas Acquisition and Platinum Acquisition and any other requirements necessary to perfect Bank’s security interest in their respective assets, including without limitation, delivery of equity certificates (if any) of the Guarantors with assignment executed in blank (including all of the Subsidiaries of the Borrower), landlord agreements, intellectual property security agreements and control agreements, (iii) updated or a separate Perfection Certificate to reflect the Atlas Acquisition and Platinum Acquisition, (iv) an opinion with respect to the Domestic Subsidiaries (other than ARC International Nashua, Inc.) acquired in connection with the Atlas Acquisition and Platinum Acquisition, (v) executed officer’s certificates for the Domestic Subsidiaries (other than ARC International Nashua, Inc.) acquired in connection with the Atlas Acquisition and Platinum Acquisition including the ratified resolutions and other attachments thereto and (vi) an executed control agreement for Borrower’s accounts at UBS Financial Services, Inc; provided however, if Borrower is unable to deliver such control agreement within 30 days after the Effective Date, Borrower shall have an additional 30 days to move such account to another institution where Bank has “control” of such account and the amounts therein.

(b) Borrower shall use best efforts to deliver to Bank within 30 days after the Effective Date, executed landlords’ consents (in form and substance reasonably satisfactory to Bank) with respect to the 47100 Bayside Parkway, Freemont, California 94538 and 1341 N. Northlake Way, Seattle, Washington 98103 locations, each in favor of Bank.

3.5 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Credit Extensions, and (ii) on the requested Funding Date, in the case of Prime Rate Credit Extensions, specifying: (1) the amount of the Credit Extension; (2) the requested Funding Date; (3) whether the Credit Extension is to be comprised of LIBOR Credit Extensions or Prime Rate Credit Extensions; and (4) the duration of the Interest Period applicable to any such LIBOR Credit Extensions included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Credit Extension comprised of LIBOR Credit Extensions, such Interest Period shall be one (1) month. Each Advance or Term Loan (as applicable) shall be in a minimal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.

3.6 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Credit Extensions, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Credit Extensions into LIBOR Credit Extensions;

(2) elect to continue on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date; or

(3) elect to convert on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date into Prime Rate Credit Extensions.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 attached hereto as Exhibit D to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions; and (ii) on the Conversion Date, if any Credit Extensions are to be converted into Prime Rate Credit Extensions, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Credit Extensions to be converted or continued (which shall be in minimum amounts of $500,000);

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Credit Extensions, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Credit Extensions, Borrower shall be deemed to have elected for any such Dollar Credit Extensions, to convert such LIBOR Credit Extensions into Prime Rate Credit Extensions.

(d) Any LIBOR Credit Extensions shall, at Bank’s option, convert into Prime Rate Credit Extensions in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Credit Extensions which have been previously converted to LIBOR Credit Extensions, or the aggregate principal amount of existing LIBOR Credit Extensions continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line or Term Loan Amount, as applicable. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required pursuant to Section 3.7(c).

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Credit Extensions, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Credit Extensions.

3.7 Special Provisions Governing LIBOR Credit Extensions. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Credit Extensions as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Credit Extension, that (i) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Credit Extension on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, (ii) Bank, in its sole and absolute discretion, determines that the amount of LIBOR Credit Extensions for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (iii) Bank, in its sole and absolute discretion, determines LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Credit Extensions, then Bank shall promptly give notice thereof to Borrower, whereupon (A) no Credit Extensions may be made as, or converted to, LIBOR Credit Extensions until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (B) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower. Bank will promptly notify Borrower when the circumstances giving rise to the preceding notice no longer exist.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Credit Extensions, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of LIBOR Credit Extensions prior to the last day of the applicable Interest Period, any amount by which (A) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (B) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion, but in any case, excluding the LIBOR Rate Margin), if any, that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Credit Extensions due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Credit Extension does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of Borrower’s LIBOR Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension. Bank’s determination as to such amount shall be conclusive absent manifest error. Borrower shall immediately notify Borrower’s account officer at Bank if any of the situations described in (ii) above occur.

(d) Assumptions Concerning Funding of LIBOR Credit Extensions. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each of its relevant LIBOR Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Credit Extension and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e) LIBOR Credit Extensions After Default. After the occurrence and during the continuance of an Event of Default at Bank’s option, (i) Borrower may not elect to have an Credit Extension be made or continued as, or converted to, a LIBOR Credit Extension after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of

Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Credit Extensions referred to therein as Prime Rate Credit Extensions.

3.8 Additional Requirements/Provisions Regarding LIBOR Credit Extensions.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Credit Extensions or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Credit Extensions, of making or maintaining LIBOR Credit Extensions, or on amounts receivable by it in respect of LIBOR Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(c) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Credit Extensions, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Credit Extension then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Credit Extension or to have outstanding Credit Extensions converted into or continued as Prime Rate Credit Extensions by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above. Bank will promptly notify Borrower when the circumstances giving rise to the preceding notice not longer exist.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim in excess of $100,000, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) as of the Effective Date, Borrower’s and each Guarantor’s exact legal name are that indicated on the Perfection Certificate and on the signature page hereof; (b) as of the Effective Date, Borrower and the Guarantors are organizations of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) as of the Effective Date, the Perfection Certificate accurately sets forth Borrower’s and each Guarantor’s organizational identification number or accurately states that they have none; (d) as of the Effective Date, the Perfection Certificate accurately sets forth Borrower’s and each Guarantor’s place of business, or, if more than one, their respective chief executive office as well as Borrower’s and each Guarantor’s mailing address (if different than its chief executive office); (e) Borrower and each Guarantor (and each of their respective predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) as of the Effective Date, all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

5.2 The execution, delivery and performance by Borrower and its Subsidiaries of the Loan Documents and the Platinum Purchase Documentation and the Atlas Offer Documentation (as applicable) to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or any of its Subsidiaries’ organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b) or (v) constitute an event of default under any material agreement by which Borrower or any of its Subsidiaries are bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.3 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. As of the Effective Date, Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice. The Eligible Accounts are bona fide, existing obligations of the Account Debtors.

As of the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate and as of the Effective Date, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

5.4 Accounts Receivable; Inventory. For any Eligible Account in any Transaction Report, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. When an Event of Default has occurred and is continuing, and upon prior notice to, and upon consultation with, Borrower, Bank may notify any Account Debtor owing Borrower or such Guarantor money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower or such Guarantor has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of Borrower’s and such Guarantor’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.5 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than $100,000.

5.6 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.7 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.8 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.9 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.10 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.11 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements.

5.12 Designation of Indebtedness under this Agreement as Senior Indebtedness. All principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement shall constitute “Designated Senior Indebtedness” under the terms of any indenture.

5.13 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results). After the date hereof (when applicable), the representations and warranties of Borrower or any Subsidiary contained in the Platinum Purchase Agreement and the material Atlas Offer Documentation are true and correct in all material respects and all conditions to the consummation of the Platinum Acquisition and the Atlas Acquisition set forth in the Platinum Purchase Documentation and the Atlas Offer Documentation (as applicable) have been satisfied. There is no fact known to Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby and by the other Loan Documents.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Use commercially reasonably efforts to obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c) Maintain all Governmental Approvals other than the revocation, rescission, suspension, modification or non-renewal of which could not reasonably be expected to have a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, Borrower’s 10K, 10Q, and 8K reports (provided however, in no event shall audited annual financial statement be delivered no later than 150 days of fiscal year end); (ii) a Compliance Certificate together with delivery of the 10K and 10Q reports setting forth calculations showing compliance with the financial covenants set forth herein; (iii) no later than January 31st after the end of each fiscal year, annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (vi) within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

Borrower’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(i) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(a)(ii).

(b) Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Transaction Report signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).

(c) Within thirty (30) days after the last day of each month, deliver to Bank its monthly financial statements together with a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

(d) Within 30 days after the last day of each quarter, deliver to Bank a cash balance report, including account statements detailing cash management types of investments held and maturity dates.

(e) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every six months unless an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $250,000.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.10 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a)(x) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two-Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding One Million Dollars ($1,000,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b)(y) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Maintain all of its and all of its Subsidiaries’ its primary domestic and its Subsidiaries’ primary domestic operating and other domestic deposit accounts and domestic securities accounts with Bank and Bank’s Affiliates. Beginning December 20, 2009 and at all times thereafter, Borrower shall maintain a balance with Bank or Bank’s affiliates in deposits or investments of at least $10,000,000.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or other Collateral Accounts to the extent such Collateral Accounts contain no more than $500,000 in the aggregate at any time.

6.7 Financial Covenants.

(a) Borrower shall maintain as of the last day of each month, a consolidated Liquidity Ratio of at least 1.50:1.00.

(b) Borrower shall maintain as of the last day of each fiscal quarter, consolidated EBITDA, of at least the following:

Period	Minimum EBITDA
March 31, 2010	$(500,000)
June 30, 2010	$1
September 30, 2010 and each quarter thereafter	$1,000,000

(c) Borrower shall maintain at all times, consolidated domestic unrestricted cash of Borrower of at least (i) $15,000,000 on or after the Effective Date through March 30, 2010 and (ii) $10,000,000 thereafter.

6.8 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) unless Borrower determines otherwise exercising its reasonable business judgment, protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) unless Borrower determines otherwise exercising its reasonable business judgment, not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall provide written notice thereof to Bank on a quarterly basis and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower registers any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s registration of such copyrights; (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Designated Senior Indebtedness. Borrower shall designate all principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as “Designated Senior Indebtedness”, or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof, if such Subordinated Debt contains such term or similar term and if the effect of such designation is to grant to Bank the same or similar rights as granted to Bank as a holder of “Designated Senior Indebtedness” under any indenture.

6.11 Additional Collateral and Further Assurances.

(a) With respect to any property (to the extent included in the definition of Collateral) owned on or acquired after the Effective Date by Borrower or any Guarantor as to which the Bank, promptly (i) execute and deliver to the Bank such Loan Documents or such other documents as the Bank deems necessary or reasonably advisable to grant to the Bank, a security interest in such property (including any foreign jurisdictions) and (ii) take all actions necessary or reasonably advisable to grant to the Bank, a perfected first priority security interest in such property, including filings in such jurisdictions as may be required by such Loan Document or by law or as may be requested by the Bank.

(b) With respect to any new Subsidiary created or acquired after the Effective Date by Borrower or any Guarantor, promptly (i) execute and deliver to the Bank such Loan Documents as the Bank deems necessary or reasonably advisable to grant to the Bank, a perfected first priority security interest in the capital stock of such new Subsidiary that is owned by Borrower or any Guarantor (provided that in no event shall more than 65% of the total outstanding voting capital stock of any such new first tier Foreign

Subsidiary be required to be so pledged; provided further that the original equity certificate of any first tier Foreign Subsidiary which is not a Significant Subsidiary is not required to be delivered to Bank as possessory Collateral), (ii) deliver to the Bank the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Borrower or such Guarantor, as applicable, (iii) cause any new Domestic Subsidiary (1) to become a party to a Guaranty (or any other applicable Loan Document), (2) to take such actions necessary or reasonably advisable to grant to the Bank a perfected first priority security interest in the Collateral described in the Guaranty (or any other applicable Loan Document), with respect to such new Domestic Subsidiary, including filings in such jurisdictions as may be required by the Guaranty (or any other applicable Loan Document) or by law or as may be reasonably requested by the Bank and (3) to deliver to the Bank a certificate of such Domestic Subsidiary, in a from reasonably satisfactory to the Bank, with appropriate insertions and attachments, and (iv) if requested by the Bank, deliver to the Bank legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Bank.

(c) Borrower and each Guarantor shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where material Collateral is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Bank. With respect to such locations or warehouse space leased or owned as of the Effective Date and thereafter, if the Bank has not received a landlord or mortgagee agreement or bailee letter as of the Effective Date (or, if later, as of the date such location is acquired or leased), the Borrowing Base shall, in the Bank’s discretion, be subject to such reserves as may be established by the Bank in its reasonable credit judgment. After the Effective Date, no material inventory shall be shipped to a processor or converter under arrangements established after the Effective Date, without the prior written consent of the Bank or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Borrower and each Guarantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any material Collateral is or may be located.

(d) Borrower shall, and shall cause each Subsidiary to execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

(e) Borrower shall, and shall cause each Subsidiary to, provide prior written notice to Bank of any change in Borrower’s or any Guarantor’s legal name, legal organization, jurisdiction of formation, place of business or Collateral locations (including its principal place of business or chief executive office), and/or new deposit or securities accounts.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a) Transfers of inventory or other non-material property in the ordinary course of business;

(b) Transfers to (i) Borrower or any Guarantor from Borrower or any of its Subsidiaries or (ii) among Subsidiaries which are not Guarantors;

(c) Transfers of worn-out or obsolete equipment;

(d) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;

(e) Transfers otherwise permitted by the Loan Documents;

(f) sales or discounting of delinquent accounts in the ordinary course of business;

(g) Transfers associated with the making or disposition of a Permitted Lien or Permitted Investment; and

(h) Transfers of assets (other than Eligible Accounts) not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, $500,000.

7.2 Changes in Business; Change in Control; Jurisdiction of Formation.

Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control. Borrower will not, without prior written notice, change its jurisdiction of formation.

7.3 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except (a) where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, (b) Borrower or such Guarantor is the surviving entity (provided however, if such merger or consolidation involves the Borrower, then Borrower shall be the surviving entity) and (c) where such merger or consolidation is a Permitted Investment.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens or permit any Collateral not to be subject to the first priority security interest granted herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom.

7.9 Subordinated Debt. Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrower’s capital stock or other Subordinated Debt; or (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date) or Term Loan Maturity Date, as applicable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7, 6.10, 6.11 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof. Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment (other than Permitted Liens) is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any thirty (30) day cure period; and (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such Collateral.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books or full, complete and correct copies thereof; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any Obligation is due and owing at the time of such payment and any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Virage Logic Corporation
47100 Bayside Parkway
Fremont, CA 94538
Attn: Brian Sereda
Fax: (510) 360-8099
Email: brian.sereda@viragelogic.com

If to Bank:	Silicon Valley Bank
185 Berry Street, Suite 3000
San Francisco, CA 94107
Attn: Rick Freeman
Fax: (415) 856-0810
Email: rfreeman@svb.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, general or limited partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Atlas Acquisition” The acquisition of the outstanding shares of ARC International plc, a public limited company incorporated in England Wales, pursuant to the Atlas Offer Documentation.

“Atlas Offer Documentation” means collectively, the principal agreement in connection with the Atlas Acquisition and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts reserved for Cash Management Services, minus (e) the outstanding principal balance of any Advances, minus (f) the outstanding Term Loans (if any); provided however, the outstanding Term Loans (if any) will not be subtracted from the Borrowing Base if the Liquidity Ratio is greater than 1.75:1.00.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all reasonable audit fees and expenses, costs, and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bankruptcy-Related Defaults” is defined in Section 9.1.

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 80% of Eligible Accounts owing to Borrower or any Guarantor, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Eligible Accounts.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Credit Extension, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing 25% or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower continues a LIBOR Credit Extension into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower converts a Prime Rate Credit Extension to a LIBOR Credit Extension or a LIBOR Credit Extension to a Prime Rate Credit Extension.

“Credit Extension” is any Advance, Term Loan, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Credit Party” means Borrower and each of Borrower’s Subsidiaries.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account maintained with Bank as designated by Borrower to Bank in writing.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means a direct or indirect Subsidiary of Borrower organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) net income, plus to the extent deducted in the calculation of net income (and without duplication), (b) interest expense, plus (c) depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock compensation expense, plus (f) one time restructuring expenses of up to $5,000,000 related to the Atlas Acquisition and Platinum Acquisition for the fiscal quarter ending March 31, 2010.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts owing to Borrower or any Guarantor which arise in the ordinary course of Borrower’s business that meet all Borrower’s and Guarantor’s representations and warranties in Section 5.4. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment and upon 30 days prior written notice to Borrower. Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms (or in the case of the Account Debtors listed on Schedule A-1, one-hundred eighty (180) days);

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date (or in the case of the Account Debtors listed on Schedule A-1, one-hundred eighty (180) days);

(c) Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, (iv) Accounts billed and collected within the United States with respect to the Account Debtors listed on Schedule A-2 or (v) that Bank otherwise approves of in writing;

(d) Accounts billed and payable outside of the United States unless the Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts;

(e) Accounts owing from an Account Debtor to the extent that Borrower or such Guarantor is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower or such Guarantor in the ordinary course of its business, but only to the extent of such indebtedness or obligation;

(f) Accounts for which the Account Debtor is Borrower’s or such Guarantor’s Affiliate, officer, employee, or agent;

(g) Accounts with credit balances over ninety (90) days from invoice date (or in the case of the Account Debtors listed on Schedule A-1, one-hundred eighty (180) days);

(h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower or such Guarantor exceed twenty-five (25%) of all Eligible Accounts, unless Bank approves in writing;

(i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower or such Guarantor has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l) Accounts subject to contractual arrangements between Borrower or such Guarantor and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s or such Guarantor’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s or such Guarantor’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower or such Guarantor and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower or such Guarantor (sometimes called “bill and hold” accounts);

(p) Accounts for which the Account Debtor has not been invoiced;

(q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s or such Guarantor’s business;

(r) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower or such Guarantor);

(s) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(t) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), software, and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Security Documents” means the security documents (each in form and substance satisfactory to Bank) which are necessary to perfect Bank’s security interest in assets of Borrower or any Guarantor which are located outside the United States.

“Foreign Subsidiary” means any Subsidiary of Borrower which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future Domestic Subsidiary of the Obligations; provided however, ARC International Nashua, Inc., a New Hampshire corporation, Ingot Systems, Inc., a California corporation and In Chip Systems, Inc., a California corporation, are not required to be Guarantors so long as the fair market value of their respective assets is less than $10,000.

“Guaranty” means an Unlimited Secured Guaranty from Guarantor in favor of Bank.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Payment Date” means the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Credit Extension is converted into a LIBOR Credit Extension to the extent of the amount converted to a LIBOR Credit Extension.

“Interest Period” means, as to any LIBOR Credit Extension, the period commencing on the date of such LIBOR Credit Extension, or on the conversion/continuation date on which the LIBOR Credit Extension is converted into or continued as a LIBOR Credit Extension, and ending on the date that is 1, 2 or 3 months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Credit Extension shall end later than the Revolving Line Maturity Date or the Term Loan Maturity Date, as applicable, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Credit Extension, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Credit Extension that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Credit Extension.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by applicable Borrower or such Guarantor to Bank.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Credit Extension to be made, continued as or converted into a LIBOR Credit Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.

“LIBOR Credit Extension” means a Credit Extension that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Credit Extensions comprising part of the same Credit Extensions, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period; provided however, in no event shall the LIBOR Rate be less than 1.25%.

“LIBOR Rate Margin” is (a) with respect to Advances, 4.00% and (b) with respect to the Term Loan, 4.50%.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” means the ratio of (a) the sum of (i) domestic unrestricted cash and Cash Equivalents under Bank’s “control” (as defined under the Code) plus (ii) domestic short and long term investments plus (iii) Eligible Accounts divided by (b) all outstanding consolidated indebtedness of Borrower and its Subsidiaries.

“Loan Documents” are, collectively, this Agreement, any Foreign Security Documents, the Perfection Certificate, the IP Agreement, the Guarantees, any note, or notes or other guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $250,000, and in any event, includes the Indebtedness evidenced by any indenture.

“Notice of Borrowing is that certain form attached hereto as Exhibit B.

“Obligations” are any Credit Party’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts any Credit Party owes Bank now or later, whether under this Agreement, the Loan Documents, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Credit Party assigned to Bank, and the performance of any Credit Party’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a) purchases of capital stock under a stock purchase program or from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $10,000,000 during the term of this Agreement provided that at the time of such purchase, (i) no Default or Event of Default has occurred and is continuing before and after giving effect to such purchase, (ii) Borrower shall be in pro forma compliance with the covenants and agreements set forth in this Agreement, (iii) Borrower’s consolidated EBITDA is greater than $0 before and after giving effect to such repurchase and (iv) consolidated unrestricted cash of Borrower is equal to or greater than $15,000,000 before and after giving effect to such repurchase;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock pledged as collateral for loans to employees;

(e) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(f) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(g) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and any other Loan Document;

(b)(i) any Indebtedness existing on the Effective Date and shown on Schedule B;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d) guaranties of Permitted Indebtedness;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect Borrower against fluctuations in interest rates, currency exchange rates, or commodity prices;

(g)(i) Indebtedness between Borrower and any Guarantors, (ii) Indebtedness of Borrower or any Guarantor to any of its Subsidiaries which are not Guarantors so long as such Indebtedness is subject to a subordination agreement in form and substance reasonably satisfactory to Bank, and (iii) among any of Borrower’s Subsidiaries which are not Guarantors;

(h) capitalized leases and purchase money Indebtedness not to exceed $5,000,000 in the aggregate in any fiscal year secured by Permitted Liens; and

(i) other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (i), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (i) does not exceed $2,000,000;

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(k) Subordinated Debt.

“Permitted Investments” are:

(a) Investments existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments approved by the Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(d) Investments in or to Borrower or any Guarantor;

(e) Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary permitted under Section 6.6;

(f) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

(g) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(h) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(i) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(j) Investments consisting of loans and advances to employees in an aggregate amount not to exceed $500,000;

(k) the Platinum Acquisition; provided that (i) the Bank has a first priority perfected security interest in the property acquired under the Loan Documents and the other requirements of Section 6.11 and the Loan Documents are satisfied within the applicable time periods set forth therein; (ii) no Default or Event of Default has occurred or is continuing both before and after giving effect to the Platinum Acquisition and after giving effect to each the Platinum Acquisition, Borrower shall be in pro forma compliance with the covenants and agreements set forth in this Agreement; (iii) the Platinum Purchase Documentation shall be delivered to Bank and shall be in form and substance reasonably satisfactory to Bank; (iv) the aggregate purchase price shall not exceed 2,500,000 shares of Borrower’s capital stock and $188,000 cash; (v) no Platinum Purchase Documentation shall be altered, amended or otherwise changed or supplemented or any condition therein waived that would materially and adversely affect the Collateral without the prior written consent of Bank; (vi) the organizational structure of Borrower on a consolidated basis after giving effect to the Platinum Acquisition is reasonably satisfactory to Bank, (vii) no liens shall exist on such acquired property other than Permitted Liens, (viii) all conditions precedent under the Platinum Purchase Documentation shall been satisfied and the Platinum Acquisition shall have been consummated in accordance with the Platinum Purchase Agreement and in compliance with applicable law and regulatory approvals, and (ix) Bank is satisfied in its sole discretion that the assets acquired pursuant to the Platinum Acquisition will be acquired free and clear of any Lien securing Indebtedness owed by NXP, B.V. to Morgan Stanley Senior Funding, Inc.

(l) the Atlas Acquisition, which has already closed prior to the date hereof; provided that (i) the Bank has a first priority perfected security interest in the property acquired under the Loan Documents and the other requirements of Section 6.11 and the Loan Documents are satisfied within the applicable time periods set forth therein; (ii) no Default or Event of Default has occurred or is continuing after giving effect to the Atlas Acquisition and after giving effect to each the Atlas Acquisition, Borrower shall be in pro forma compliance with the covenants and agreements set forth in this Agreement; (iii) the Atlas Offer Documentation shall be delivered to Bank and shall be in form and substance reasonably satisfactory to Bank; (iv) the aggregate purchase price shall not exceed $25,200,000 Pound Sterling, which has already been paid; (v) no Atlas Offer Documentation shall be altered, amended or otherwise changed or supplemented or any condition therein waived that would materially and adversely affect the Collateral without the prior written consent of Bank; (vi) the organizational structure of Borrower on a consolidated basis after giving effect to the Atlas Acquisition is reasonably satisfactory to Bank, (vii) no liens shall exist on such acquired property other than Permitted Liens, and (viii) all conditions precedent under the Atlas Offer Documentation has been satisfied and the Atlas Acquisition has been consummated in accordance with the Atlas Offer Documentation and in compliance with applicable law and regulatory approvals;

(m) Investments consisting of Permitted Indebtedness or permitted under Section 7.1; and

(n) other Investments, if, on the date of incurring any Investments pursuant to this clause (n), the outstanding aggregate amount of all Investments incurred pursuant to this clause (n) does not exceed $2,000,000.

“Permitted Liens” are:

(a) Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(f) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(g) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(h) Liens on insurance proceeds securing the payment of financed insurance premiums;

(i) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other similar agreement;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(k) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;

(l) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(m) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); and

(n) Liens not otherwise permitted, provided that (i) the amount of all such Liens is not in excess of $2,000,000 and (ii) such Liens are subordinate in priority to Bank’s Lien hereunder.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Platinum Acquisition” The sale, purchase and transfer of the Operation Assets and the assumption of the Assumed Liability (each as defined in the Platinum Purchase Agreement) and all other assets contemplated to be acquired pursuant to the Platinum Purchase Agreement.

“Platinum Purchase Agreement” means the Asset Purchase Agreement dated as of October 9, 2009 (as amended, modified and/or supplemented from time to time) between NXP B.V. and Borrower.

“Platinum Purchase Documentation” means collectively, the Platinum Purchase Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate; provided however, in no event shall the Prime Rate be less than the 3 month LIBOR Rate plus 1.50%.

“Prime Rate Credit Extension” means a Credit Extension that bears interest based at the Prime Rate.

“Prime Rate Margin” is (a) with respect to Advances, 1.50% and (b) with respect to the Term Loan, 2.00%.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.

“Responsible Officer” is any of the Executive Chairman, Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Revolving Line” is an Advance or Advances in an amount equal to Fifteen Million Dollars ($15,000,000).

“Revolving Line Maturity Date” is December 1, 2011.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Significant Subsidiary” is any direct or indirect Subsidiary of Borrower which has (a) at least 10% of the consolidated revenue of Borrower or (b) at least 10% of the consolidated assets of Borrower.

“Subordinated Debt” is Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.5 hereof.

“Term Loan Amount” is an aggregate amount equal to the lesser of (a) $5,000,000 or (b) the Availability Amount.

“Term Loan Maturity Date” is December 1, 2012.

“Term Loan Payment” is defined in Section 2.1.5(b).

“Transaction Report” is that certain certificate in the form attached hereto as Exhibit E.

“Transfer” is defined in Section 7.1.

“Unused Facility Fee” is defined in Section 2.4(d).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

VIRAGE LOGIC CORPORATION

By	/s/ Brian Sereda
Name:	Brian Sereda
Title:	CFO

BANK:

SILICON VALLEY BANK

By	/s/ Rick Freeman
Name:	Rick Freeman
Title:	Relationship Manager

Effective Date: December 1, 2009

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including all intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, in no event shall more than 65% of the total outstanding voting capital stock of any new first tier Foreign Subsidiary be required to be so pledged as Collateral.

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EXHIBIT B

FORM OF NOTICE OF BORROWING

VIRAGE LOGIC CORPORATION

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department

RE:	Loan and Security Agreement dated as of December 1, 2009 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between VIRAGE LOGIC CORPORATION (“Borrower”), and SILICON VALLEY BANK (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the borrowing of a Credit Extension.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is             , 20    .

2. The aggregate amount of the requested borrowing is $            .

3. The requested Credit Extension shall consist of a Prime Credit Extension of $             or a LIBOR Credit Extension of $            .

4. In the case of a LIBOR Credit Extension, the duration of the Interest Period shall be [30] [60] [90] days.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Credit Extension.

[Signature page follows.]

1

BORROWER	VIRAGE LOGIC CORPORATION

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

2

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: VIRAGE LOGIC CORPORATION

The undersigned authorized officer of VIRAGE LOGIC CORPORATION (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement (the “Agreement”) between Borrower and SILICON VALLEY BANK (“Bank”), (1) Borrower is in complete compliance for the period ending                              with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.10 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Transaction Report (for purposes of reporting sales, credit memos and other collateral adjustments)	Monthly within 30 days	Yes No

Monthly unaudited financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 150 days	Yes No

Financial projections, and/or financial information used in the preparation thereof	No later than 1/31st of FYE	Yes No

10-Q, 10-K and 8-K if not available on EDGAR	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings Report	Monthly within 30 days	Yes No

Financial Covenant	Required	Actual	Complies
I. Minimum Liquidity Ratio	1.50:1.00	:1.00	Yes No

II. Minimum EBITDA	SEE SCHEDULE I ATTACHED HERETO	$	Yes No

III. Minimum domestic unrestricted cash of Borrower	$15,000,000 on or after the Effective Date through 3/30, 2010 and $10,000,000 thereafter	$	Yes No

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The following financial covenant information set forth in Schedule 1 attached hereto is true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above (if no exceptions exist, state “No exceptions to note”):

VIRAGE LOGIC CORPORATION	BANK USE ONLY

By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

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Schedule 1 to Compliance Certificate

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Minimum consolidated Liquidity Ratio of at least 1.50:1.00 (Tested Monthly)

Actual:

A.	Domestic unrestricted cash and Cash Equivalents under Bank’s “control” (as defined under the Code)	$

B.	Domestic short and long term investments	$

C.	Eligible Accounts	$

D.	Liquidity (A+B+C)	$

E.	All outstanding consolidated indebtedness	$

F.	Line D divided by Line E	$

Is line F equal to or greater than 1.50:1.00?

No, not in compliance	Yes, in compliance

3

II. Minimum consolidated EBITDA (Tested Quarterly)

Period	Minimum EBITDA
March 31, 2010	$(500,000)
June 30, 2010	$1
September 30, 2010 and each quarter thereafter	$1,000,000

Actual:

A.	Net income of Borrower for the current quarter	$

B.	To the extent included in the determination of Net Income

	1. income tax expense	$

	2. depreciation expense	$

	3. amortization expense	$

	4. net interest expense	$

	6. Stock-based compensation expense	$

	7. one time restructuring expenses of up to $5,000,000 related to the Atlas Acquisition and Platinum Acquisition for the fiscal quarter ending March 31, 2010	$

	8. The sum of lines II.B.1 through II.B.7	$

C.	EBITDA (line II.A plus line II.B.8)	$

Is line II.C equal to or greater than $            ?

No, not in compliance	Yes, in compliance

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III. Borrower shall maintain at all times, consolidated domestic unrestricted cash of Borrower of at least (i) $15,000,000 on or after the Effective Date through March 30, 2010 and (ii) $10,000,000 thereafter.

Actual:

A.	domestic unrestricted cash of Borrower	$

Is line III(A) equal to or greater than the amounts required above?

No, not in compliance	Yes, in compliance

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EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

VIRAGE LOGIC CORPORATION

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:	Loan and Security Agreement dated as of , 2009 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between VIRAGE LOGIC CORPORATION (“Borrower”), and SILICON VALLEY BANK (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Credit Extension specified herein, that:

1. The date of the [conversion] [continuation] is             , 20    .

2. The aggregate amount of the proposed [Advance][Term Loan] to be [converted] is $             or [continued] is $            .

3. [Advance][Term Loan] to be [converted into] [continued as] a [LIBOR] [Prime] Credit Extension.

4. The duration of the Interest Period for the LIBOR [Advance][Term Loan] included in the [conversion] [continuation] shall be              months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

1

BORROWER	VIRAGE LOGIC CORPORATION

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

1

EXHIBIT E

TRANSACTION REPORT

(TO BE PROVIDED SEPARATELY FROM LENDING OFFICER)

2

SCHEDULE A-1

180 DAY ACCOUNT DEBTORS ACCEPTABLE TO BANK

3

SCHEDULE A-2

FOREIGN ACCOUNT DEBTORS ACCEPTABLE TO BANK

4